SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the "Agreement") is entered into as of January 28, 2020, by and between Crown Bridge Partners, LLC, a New York limited liability company (the "Fund"), and Sunstock, Inc., a Delaware corporation (the "Company"). The Fund and the Company are collectively referred to herein as the "Parties," or each of them individually as a "Party."

WHEREAS, on December 8, 2017, the Company issued that certain convertible promissory note in the principal amount of $65,000.00 (the "Note") to the Fund, and a default judgment in the Fund's favor with respect to the Note was entered by the United States District Court in the Southern District of New York on or around August 23, 2019 (the "Judgment");

WHEREAS, the Company desires to pay off, cancel and extinguish the Note and Judgment as full and final settlement of the obligations due thereunder;

WHEREAS, the Parties now wish to fully and finally resolve their disputes and all claims that could have been raised in any legal form or forum, including in litigation or any other proceeding, arising out of or related to the Note and Judgment, and any claims that the Parties ever had against each other, now have, or may hereafter have for or by reason of any cause, action, event, statement, omission or failure to act, matter or thing whatsoever from the beginning of time up to and through January 31, 2020 (the "Deadline").

NOW, THEREFORE, IN CONSIDERATION OF THE PROMISES, ACTS, RELEASES AND OTHER GOOD AND VALUABLE CONSIDERATION HEREINAFTER RECITED, THE SUFFICIENCY AND RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1. Neither the Fund nor the Company, by entering into this Agreement, concedes any fault, liability or wrongdoing, and both parties expressly deny any fault, liability or wrongdoing whatsoever. The execution of this Agreement, and the consideration and other terms and conditions thereof, do not constitute and shall not be construed as or deemed to be evidence of, or an admission or concession on the part of, any Party with respect to any claim, fault or liability, or any wrongdoing or damage whatsoever. This Agreement may not be used for any purpose other than to effectuate this settlement and the terms hereof.

2. As consideration for the Fund entering into this Agreement and agreeing to be bound by the terms and conditions contained herein, the Company agrees to the payment of $90,000.00 (the "Payoff Amount") to the Fund on or before the Deadline pursuant to the wiring instructions in Exhibit A attached hereto.

3. Upon delivery of the Payoff Amount to the Fund on or before the Deadline, the Note and Judgment shall be immediately cancelled and of no further force and effect and the Fund, on behalf of itself and its predecessors, successors, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, corporation, partnership, investment vehicle, fund or other entity managed or controlled by the Fund or in which the Fund has or had a controlling interest (collectively, the "Fund Releasors"), in consideration of the receipt of the Payoff Amount and the releases, agreements and covenants contained in this Agreement, hereby remises, releases, acquits

and forever discharges the Company and any and all of its respective direct or indirect affiliates, parent companies, divisions, subsidiaries, agents, consultants, employees, legal counsel, officers, funds, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the "Company Releasees"), of and from any and all federal, state, local, foreign and any other jurisdiction's statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, arising from the Note and Judgment, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Fund Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Company Releasees arising from the Note and Judgment, from the beginning of time up to and including the Deadline (the "Released Fund Claims"). Nothing in the foregoing release shall release any claim to enforce this Agreement.

4. Upon the delivery of the Payoff Amount to the Fund on or before the Deadline, the Company, on behalf of itself and its predecessors, successors, subsidiaries, agents, affiliates, subrogees, insurers, representatives, personal representatives, legal representatives, transferees, assigns and successors in interest of assigns, and any firm, trust, partnership, corporation, investment vehicle, fund or other entity managed or controlled by the Company or in which the Company has or had a controlling interest (collectively, the "Company Releasors"), in consideration of the cancellation of the Note and Judgment in connection with the delivery of the Payoff Amount, and the agreements and covenants contained in this Agreement, hereby remises, releases, acquits and forever discharges the Fund and any and all of his respective affiliates, agents, employees, legal counsel, officers, funds, managers, shareholders, stockholders, stakeholders, owners, predecessors, successors, assigns, subrogees, insurers, trustees, trusts, administrators, fiduciaries and representatives, if any (collectively, the "Fund Releasees"), of and from any and all federal, state, local, foreign and any other jurisdiction's statutory or common law claims (including claims for contribution and indemnification), causes of action, complaints, actions, suits, defenses, debts, sums of money, accounts, covenants, controversies, agreements, promises, losses, damages, orders, judgments and demands of any nature whatsoever, in law or equity, known or unknown, of any kind, arising from the Note and Judgment, or from any other conduct, act, omission or failure to act, whether negligent, intentional, with or without malice, that the Company Releasors ever had, now have, may have, may claim to have, or may hereafter have or claim to have, against the Fund Releasees arising from the Note and Judgment, from the beginning of time up to and including the Deadline (the "Released Company Claims"). Nothing in the foregoing release shall release any claim to enforce this Agreement.

5. At such time as the Fund's releases contained in Section 3 above become effective the Fund covenants and agrees not to commence or prosecute any action or proceeding against the Company Releasees based on the Released Fund Claims.

6. At such time as the Company's releases contained in Section 4 above become effective the Company covenants and agrees not to commence or prosecute any action or proceeding against the Fund Releasees based on the Released Company Claims.

7. Each Party represents to the other that its counsel participated in the drafting of, and are legally authorized to draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and

materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.

8. The Parties agree that each shall be responsible for payment of its own costs and expenses, including attorneys' fees, associated with the negotiation and execution of this Agreement and any discussions leading thereto.

9. The validity, performance, construction, interpretation and effect of this Agreement shall be governed by the substantive laws of State of Delaware, without regard to the choice of law principles of any local, state, federal or foreign jurisdiction. Any action brought by either party against the other concerning this Agreement shall be brought only in the state courts located in New York, NY or in the federal courts located in New York, NY. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*.

10. This Agreement shall not be modified, amended, supplemented, or otherwise changed except by a writing signed by all Parties. The Parties expressly intend and agree that there shall be no exceptions to this "oral modification" clause, including, but not limited to, any present or future claims of partial performance or equitable estoppel. No parol or oral evidence shall be admitted to alter, modify or explain the terms of this Agreement, which all Parties agree is clear and unambiguous.

11. For the avoidance of doubt, if the Company fails to deliver the Payoff Amount to the Fund on or before the Deadline, then this Agreement shall be null and void and the Fund shall automatically, immediately and without further action be entitled to all its rights, privileges, and preferences under the Note and Judgment.

12. This Agreement represents the entire agreement of the Parties as to the matters set forth herein and supersedes any and all previous contracts, arrangements or understandings among the Parties, subject to the Company's delivery of the Payoff Amount to the Fund on or before the Deadline.

13. This Agreement may be executed in counterparts. The execution of this Agreement and the transmission thereof by facsimile or e-mail shall be binding on the Party signing and transmitting same by facsimile or e-mail fully and to the same extent as if a counterpart of this Agreement bearing such Party's original signature has been delivered.

14. Each signatory on behalf of a Party to this Agreement represents and warrants that he or she is a duly authorized representative of that Party, with full power and authority to agree to this Agreement and all the terms herein on behalf of that Party, which Party shall be bound by such signature.

15. All notices and other communications hereunder to each Party, if required to be given under this Agreement, shall be made in accordance with the notice provisions in the Note.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first written above.

SUNSTOCK, INC.

By: ________________________
Name: Jason Chang
Title: President

CROWN BRIDGE PARTNERS, LLC

____
Name: Seth Ahdoot
Title: Member

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EXHIBIT A

Account Name:	Crown Bridge Partners, LLC
ABA Routing Number:	031302971
Account Number:	Please Call
Bank Name:	Customers Bank